Exhibit 10.2

MKS INSTRUMENTS, INC.

Restricted Stock Unit Agreement

Annual Grant to Non-Employee Directors Under the 2022 Stock Incentive Plan

AGREEMENT «Grant Date» (the “Grant Date”), between MKS Instruments, Inc., a Massachusetts corporation (the “Company”), and «Participant Name» (the “Participant”).

For valuable consideration, receipt of which is acknowledged, the parties hereto agree as follows:

1. General. The Company has granted to the Participant restricted stock units (“RSUs”) with respect to the number of shares set forth in Exhibit A hereto (the “Shares”) of common stock, no par value, of the Company (“Common Stock”), subject to the terms and conditions set forth in this Agreement and in the Company’s 2022 Stock Incentive Plan (the “Plan”). The RSUs represent a promise by the Company to deliver Shares upon vesting and settlement.

(a) Definitions. Capitalized terms not explicitly defined in this Agreement shall have the same meanings given to them in the Plan.

(i) “Code” means the U.S. Internal Revenue Code of 1986, as amended.

(ii) “Disability” means either (A) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (B) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

(iii) “Forfeiture” means any forfeiture of RSUs pursuant to Section 2(a).

(iv) “Service” with the Company includes service as an employee, officer or director of, or consultant or advisor to, the Company or any parent or subsidiary of the Company as defined in Sections 424(e) or (f) of the Code.

(v) “Vesting Date” is defined in Section 1(b).

(b) Vesting Period. Subject to the terms and conditions of this Agreement (including the Forfeiture provisions described in Section 2 below), the RSUs shall vest on the earlier of (a) the day prior to the first Annual Meeting of the Company’s shareholders which occurs after the date hereof or (b) thirteen months after the Grant Date, at which time they shall become vested in full (such date, the “Vesting Date”). As soon as practicable after the Vesting Date, but no later than 30 days following such Vesting Date, the Company shall instruct its transfer agent to deposit the Shares subject to the RSUs into the Participant’s existing equity account at Fidelity Stock Plan Services, LLC, or such other broker with which the Company has established a relationship (“Broker”), subject to payment in accordance with Section 6 of all applicable taxes. Notwithstanding the above, the Shares may be distributed following the date contemplated in this Section 1(b) solely to the extent permitted or required under Code Section 409A and the regulations thereunder (“Section 409A”).

2. Forfeiture.

(a) Cessation of Service. In the event that the Participant ceases to provide Services for any reason or no reason, with or without cause, prior to the Vesting Date, all of the Participant’s unvested RSUs shall automatically be forfeited as of such cessation. Notwithstanding the foregoing, in the event that the Participant ceases to provide Services by reason of death or Disability prior to the Vesting Date, then all of the Participant’s RSUs shall become immediately and fully vested and shall no longer be subject to the Forfeiture provisions under this Agreement and the Shares subject to such RSUs shall be delivered to the Participant as soon as practicable, but no later than thirty (30) days following the Participant’s termination date.

(b) Change in Control. Notwithstanding the foregoing, upon the effectiveness of a Change in Control, (as defined below), all of the Participant’s RSUs shall become immediately and fully vested and shall no longer be subject to the Forfeiture provisions under this Agreement and the Shares subject to such RSUs shall be delivered to the Participant as soon as practicable (but no later than thirty (30) days) following the date of the effectiveness of the Change in Control. For purposes of this section “Change in Control” means the first to occur of any of the following events: (I) any “person” (as that term is used in Section 13 and 14(d)(2) of the Securities Exchange Act of 1934 (“Exchange Act”)) becomes the beneficial owner (as that term is used in Section 13(d) of the Exchange Act), directly or indirectly, of fifty percent (50%) or more of the Company’s capital stock entitled to vote in the election of directors; (II) the shareholders of the Company approve any consolidation or merger of the Company, other than a consolidation or merger of the Company in which the holders of Common Stock immediately prior to the consolidation or merger hold more than fifty percent (50%) of the common stock of the surviving corporation immediately after the consolidation or merger; or (III) the shareholders of the Company approve the sale or transfer of all or substantially all of the assets of the Company to parties that are not within a “controlled group of corporations” (as defined in Code Section 1563) in which the Company is a member.

3. Restrictions on Transfer. The Participant shall not sell, assign, transfer, pledge, or otherwise encumber, either voluntarily or by operation of law (collectively “transfer”) any RSUs, or any interest therein, except that the Participant may transfer such RSUs (i) by will or the laws of descent and distribution, or (ii) pursuant to a qualified domestic relations order or (iii) except as prohibited under Section 409A, for the gratuitous transfer to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the Participant and/or an immediate family member if the Company would be eligible to use a Form S-8 under the Securities Act for the registration of the sale of the Common Stock subject to such RSUs to such proposed transferee; provided that such RSUs shall remain subject to this Agreement (including without limitation the terms of Forfeiture and the restrictions on transfer set forth in this Section 3) and such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument confirming that such transferee shall be bound by all of the terms and conditions of this Agreement.

4. Provisions of the Plan. This Agreement is subject to the provisions of the Plan, a copy of which is furnished to the Participant with this Agreement.

5. Section 409A. To the extent the Participant is or becomes subject to U.S. Federal income taxation, the RSUs and payments made pursuant to this Agreement are intended to comply with or qualify for an exemption from the requirements of Section 409A and this Agreement shall be construed consistently therewith. Neither the Company nor the Participant shall have any right to accelerate or defer payment under this Agreement except to the extent specifically permitted or required by Section 409A. Terms defined in the Agreement shall have the meanings given such terms under Section 409A if and to the extent required to comply with Section 409A. Notwithstanding any other provision of this Agreement, the Company reserves the right, to the extent it deems necessary or advisable, in its sole discretion, to unilaterally amend the Plan and/or this Agreement to ensure that all awards hereunder qualify for exemption from or otherwise comply with Section 409A; provided, however, that the Company makes no undertaking to preclude Section 409A from applying to this Award or to guarantee compliance therewith. Any payments described in this Section 5 that are due within the “short term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding the foregoing, the Company, its affiliates, directors, officers and agents shall have no liability to a Participant, or any other party, if the RSU that is intended to be exempt from, or compliant with, Section 409A is not so exempt or compliant, or for any action taken by the Board, a Committee or its delegates.

6. Taxes.

(a) The Company’s obligation to deliver Shares to the Participant upon the vesting and settlement of the RSUs shall be subject to the satisfaction of all income tax (including federal, state and local taxes) and any other tax related requirements (“Taxes”).

(b) The Participant has reviewed with the Participant’s own tax advisors the federal, state, local and foreign tax consequences of this equity award and the transactions contemplated by this Agreement. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s own tax liability that may arise as a result of this equity award or the transactions contemplated by this Agreement.

7. Nature of the Grant. In signing this Agreement, the Participant acknowledges that:

(a) The Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, except to the extent otherwise provided in the Plan and this Agreement.

(b) The grant of RSUs is voluntary and occasional and does not create any contractual or other right to receive future awards of RSUs, or benefits in lieu of RSUs even if RSUs have been awarded repeatedly in the past;

(c) All decisions with respect to future grants of RSUs, if any, will be at the sole discretion of the Company;

(d) The Participant’s participation in the Plan is voluntary.

(e) RSUs are not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculation of any wage payment, severance, redundancy, or other end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past Services.

(f) No voting or dividend or distribution rights apply with respect to the RSUs.

(g) The future value of the underlying Shares is unknown and cannot be predicted with certainty.

(h) If the Participant receives Shares upon vesting and settlement, the value of such Shares acquired on vesting and settlement of RSUs may increase or decrease in value.

(i) In consideration of the grant of RSUs, no claim or entitlement to compensation or damages arises from termination of the RSUs or diminution in value of the RSUs or Shares received upon vesting and settlement of RSUs resulting from termination of the Participant’s Service relationship by the Company (for any reason whatsoever and whether or not in breach of local labor laws) and the Participant irrevocably releases the Company from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, the Participant shall be deemed irrevocably to have waived his or her entitlement to pursue such claim.

(j) Other than as otherwise provided in Section 2 of this Agreement, if the Participant ceases to provide Services, the Participant’s right to receive RSUs and vest under the Plan, if any, will terminate effective as of the date that the Participant is no longer actively providing Services and will not be extended by any notice period mandated under local law; the Company shall have the exclusive discretion to determine when the Participant is no longer actively providing Services for purposes of the Plan, subject to Section 409A.

8. Data Privacy Notice and Consent.

By accepting the RSUs, the Participant is consenting to the processing of his or her personal data as follows:

(a) Data Collection and Usage. The Company is located at 2 Tech Drive, Suite 201, Andover, Massachusetts 01810, U.S.A. and grants the RSUs to the Participant at his or her sole discretion. The Company and its subsidiaries collect, process and use the Participant’s personal data, including his or her name, home address, date of birth, social security number, email address and details of all RSUs canceled, vested, or outstanding in the Participant’s favor, which the Company receives from the Participant (“Data”). The Company collects the Data for purposes of implementing, administering and managing the Plan. The Company’s legal basis for the processing of the Data is the Participant’s consent.

(b) Stock Plan Administration Service Providers. The Company and/or its subsidiaries may transfer Data to Fidelity Stock Plan Services, LLC and its affiliates, which are assisting the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share the Data with another company that serves in a similar manner. The Company’s service provider will open an account for the Participant to receive Shares. The Participant will be asked to agree on separate terms and data processing practices with the service provider, which is a condition to the Participant’s ability to participate in the Plan.

(c) International Data Transfers. The Company is based in the U.S. and its service providers are based in the U.S. If the Participant is outside the U.S., the Participant should note that the Participant’s country has enacted data privacy laws that are different from those of the U.S. The Company’s legal basis for the transfer of the Data is the Participant’s consent.

(d) Data Retention. The Company will use the Data only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan or as required to comply with legal or regulatory obligations, including under tax, securities, exchange control and labor laws. This period may extend beyond the termination of the Participant’s Service. When the Company no longer needs the Data, the Company will remove it from its systems to the fullest extent reasonably practicable. If the Company keeps Data longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis would be relevant laws or regulations.

(e) Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan and the Participant’s grant of consent are purely voluntary. The Participant may deny or withdraw his or her consent at any time. If the Participant does not consent, or if the Participant withdraws his or her consent, the Participant cannot participate in the Plan. This would not affect the Participant’s annual retainer or other fees from or the Participant’s Service with the Company; the Participant would merely forfeit the opportunities associated with the Plan.

(f) Data Subject Rights. The Participant has a number of rights under data privacy laws in his or her country. Depending on where the Participant is based, the Participant’s rights may include the right to (a) request access to or copies of Data, (b) rectification of incorrect Data, (c) deletion of Data, (d) restrictions on processing, (e) portability of Data, (f) lodge complaints with competent authorities in the Participant’s country, and/or (g) a list with the names and addresses of any potential recipients of Data. To receive clarification regarding the Participant’s rights or to exercise the Participant’s rights, the Participant should contact the Company at 2 Tech Drive, Suite 201, Andover, Massachusetts 01810, U.S.A.

9. Miscellaneous.

(a) No Rights to Service Relationship. The Participant acknowledges and agrees that the vesting of the RSUs pursuant to Sections 1(b) or 2 hereof is earned only in accordance with the terms of such sections. The Participant further acknowledges and agrees that the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of a continued Service relationship as an employee, officer, director, consultant or advisor to the Company or any subsidiary of the Company for the vesting period, for any period, or at all.

(b) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(c) Waiver. Any provision for the benefit of the Company contained in this Agreement may be waived, either generally or in any particular instance, by the Board, a Committee or its delegate.

(d) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and the Participant and their respective heirs, executors, administrators, legal representatives, successors and assigns, subject to the restrictions on transfer set forth in Section 3 of this Agreement.

(e) Notice. All notices required or permitted hereunder shall be in writing and deemed effectively given upon personal delivery or five days after deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party hereto at the address shown beneath his or its respective signature to this Agreement, or at such other address or addresses as either party shall designate to the other in accordance with this Section 9(e).

(f) Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(g) Language. If the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.

(h) Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan, RSUs granted under the Plan or future RSUs that may be granted under the Plan by electronic means or to request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

(i) Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties, and supersedes all prior agreements and understandings, relating to the subject matter of this Agreement.

(j) Amendment. Except as provided in Section 5, this Agreement may be amended or modified only by a written instrument executed by both the Company and the Participant.

(k) Governing Law; Venue. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the Commonwealth of Massachusetts without regard to any applicable conflicts of laws. For purposes of any action, lawsuit or other proceedings brought to enforce this Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts within the Commonwealth of Massachusetts, and no other courts, where this grant is made and/or to be performed.

(l) Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

(m) The Participant’s Acknowledgments. The Participant acknowledges that he or she: (i) has read this Agreement; (ii) has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of the Participant’s own choice or has voluntarily declined to seek such counsel; (iii) understands the terms and consequences of this Agreement; and (iv) is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

MKS INSTRUMENTS, INC.

By:
Name:
Title:
2 Tech Drive
Andover, MA 01810

«Electronic Signature»

Participant’s Signature